Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2013 Financial Results

LOS ANGELES--(BUSINESS WIRE)--July 25, 2013--Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Financial Highlights

  Sales were $2.45 billion, up 10.8% from $2.21 billion in the second quarter of 2012 and up 20.9% from $2.03 billion in the first quarter of 2013.
  Tons sold were up 24.2% from the second quarter of 2012 and up 28.7% from the first quarter of 2013.
  Completed acquisition of Metals USA on April 12, 2013.
  Net income attributable to Reliance was $81.0 million, down 25.6% from $108.8 million in the second quarter of 2012 and down 3.2% from $83.7 million in the first quarter of 2013.
  Earnings per diluted share were $1.05, down 27.1% from $1.44 in the second quarter of 2012 and down 3.7% from $1.09 in the first quarter of 2013.
  Non-GAAP net income, excluding one-time charges, was $88.3 million, or $1.14 per diluted share, down 20.8% from the second quarter of 2012 and up 1.8% from the first quarter of 2013.
  A pre-tax LIFO credit, or income, of $5.0 million is included in cost of sales compared to a pre-tax LIFO credit of $7.5 million in the second quarter of 2012 and a credit of $5.0 million for the first quarter of 2013.
  Cash flow from operations was $211.7 million and net debt-to-total capital was 37.6% at June 30, 2013.
  Increased quarterly cash dividend by 10% to $0.33 per share.

Management Commentary

“Second quarter same store tons sold increased 3.7% compared to the prior quarter, due in part to an extra shipping day in the second quarter along with slight improvement in overall demand levels. However, the weak pricing environment continued, leading to a 2.7% reduction in our same store average price per ton sold, relative to the first quarter,” said David H. Hannah, Chairman and CEO of Reliance. “In general for the 2013 second quarter, both demand and pricing were a bit weaker than we anticipated at the end of the previous quarter. We remain highly focused on managing all aspects of the business that are within our control, which continues to mitigate much of the impact from these challenging market conditions. Inventory turns improved somewhat compared to the prior quarter and gross margins declined slightly but were solid in light of the weak pricing we experienced—each indicative of the strong operational performance of our managers in the field.”

Mr. Hannah continued, “While macro-economic factors have hampered organic growth in recent quarters, Reliance continues to extend its track-record of successful M&A activity. Most recently, the acquisition of Metals USA, our largest to date, was completed early in the second quarter and has helped the Company generate profitable growth in a challenging environment. Including acquisitions that were completed in 2012 and 2013, second quarter consolidated net sales were up 10.8% and tons sold were up 24.2% compared to the same period last year. We expect to continue to selectively acquire companies that are well-managed, complement our product offerings, grow our presence in targeted end-markets and fit our strategy for profitable growth. We believe Reliance is the acquirer of choice in our industry and our proven, well-executed acquisition strategy has consistently enhanced the performance of our acquired companies.”

Second Quarter 2013 Business Metrics

(tons in thousands; percent change)
	Q2 2013	Q1 2013	Sequential Quarter Change	Q2 2012	Year-Over- Year Change
Tons sold	1,423.5	1,105.9	28.7%	1,146.2	24.2%
Tons sold (same store)	1,132.9	1,092.2	3.7%	1,143.1	(0.9%)
Average price per ton sold	$1,718	$1,832	(6.2%)	$1,929	(10.9%)

Second Quarter 2013 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)					Average Selling Price per Ton Sold (percent change)
	Q2 2013 Tons Sold	Q1 2013 Tons Sold	Sequential Quarter Change	Q2 2012 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,170.6	868.6	34.8%	921.1	27.1%	(2.8%)	(10.5%)
Aluminum	76.2	62.5	21.9%	62.3	22.3%	(4.5%)	(7.0%)
Stainless steel	72.4	61.8	17.2%	60.1	20.5%	(4.5%)	(14.0%)
Alloy	70.9	82.7	(14.3%)	76.6	(7.4%)	3.8%	(6.8%)

Sales ($ in millions; percent change)
	Q2 2013 Sales	Q1 2013 Sales	Sequential Quarter Change	Q2 2012 Sales	Year-Over- Year Change
Carbon steel	$1,325.6	$1,012.3	30.9%	$1,164.9	13.8%
Aluminum	$395.5	$339.6	16.5%	$347.6	13.8%
Stainless steel	$353.9	$316.7	11.7%	$341.5	3.6%
Alloy	$216.8	$243.4	(10.9%)	$251.0	(13.6%)

Year-to-Date (6 month) 2013 Business Metrics

(tons in thousands)
	2013	2012	Year-Over- Year Change
Tons sold	2,529.4	2,319.9	9.0%
Tons sold (same store)	2,225.1	2,316.0	(3.9%)
Avg. price per ton sold	$1,768	$1,945	(9.1%)

Year-to-Date (6 month) 2013 Major Commodity Metrics

	Tons Sold (tons in thousands; percent change)			Average Selling Price per Ton Sold (percent change)
	2013 Tons Sold	2012 Tons Sold	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,039.2	1,858.6	9.7%	(10.3%)
Aluminum	138.8	125.0	11.0%	(5.6%)
Stainless steel	134.2	120.8	11.1%	(12.2%)
Alloy	153.6	164.8	(6.8%)	(7.0%)

	Sales ($ in millions; percent change)
	2013 Sales	2012 Sales	Year-Over-Year Change
Carbon steel	$2,337.8	$2,373.2	(1.5%)
Aluminum	$735.2	$701.5	4.8%
Stainless steel	$670.6	$687.5	(2.5%)
Alloy	$460.2	$530.6	(13.3%)

End-market Commentary

Continued strong performance in auto (through the Company’s toll processing operations) along with solid but lower operating results in aerospace, energy (oil and gas) and manufactured goods including agriculture and heavy equipment continue to offset the slow recovery in non-residential construction.

  Aerospace was mixed during the second quarter as pricing and overall volumes declined slightly compared to the second quarter of 2012. Reliance expects that demand in the aerospace market will improve as the Company progresses through 2013.
  Automotive, supported by the Company’s toll processing operations in the U.S. and Mexico, exhibited continued strong and steady demand during the quarter. Reliance continues to anticipate strength in automotive throughout 2013.
  Energy (oil and gas) continues to perform well, despite lower demand levels as compared to the second quarter of 2012. Demand for the products Reliance sells is expected to increase modestly in 2013, with continued pressure on pricing due to excess industry capacity.
  Heavy industry continues to perform reasonably well. The Company also expects modest growth in this end-market throughout 2013.
  Non-residential construction continued to show signs of a slow but steady recovery; although, still at significantly reduced demand levels from its peak. During the second quarter, North American industrial construction related to manufacturing and energy continued to exhibit the most improvement. Reliance is cautiously optimistic that this important end-market will improve modestly as 2013 progresses.

Balance Sheet & Liquidity

As of June 30, 2013, total debt outstanding was $2.33 billion, or a net debt-to-total capital ratio of 37.6%. Year-to-date, the Company generated $283.9 million in cash flow from operating activities, compared to cash flow from operating activities of $21.2 million in the first half of 2012. Reliance remains pleased with its overall financial position and strong cash flow.

During the quarter, Reliance amended and restated its $1.5 billion unsecured revolving credit facility and secured a new $500 million term loan. The credit agreement includes an option to increase the revolving credit facility for up to an additional $500 million. Both facilities have terms of five years and allow for prepayments. In addition, Reliance sold $500 million of its 4.5% Senior Notes due 2023.

Corporate Developments

On April 12, 2013, Reliance completed the acquisition of Metals USA for $786 million paid in cash at closing to the holders of Metals USA stock, options and restricted stock, and the assumption of $466 million of net debt. This represented a Metals USA enterprise value of approximately $1.25 billion. Reliance funded the transaction and refinanced Metals USA indebtedness with a combination of proceeds from its amended $1.5 billion credit facility and new $500 million term loan in addition to proceeds from its $500 million senior notes offering.

On July 23, 2013, the Board of Directors declared a regular quarterly cash dividend of $0.33 per share of common stock, an increase of 10%. The dividend is payable on September 13, 2013 to shareholders of record as of August 16, 2013. The Company has increased its dividend 20 times since its initial public offering in 1994 and has paid regular quarterly dividends for 54 consecutive years.

Business Outlook

The Company expects global economic uncertainty will continue to present challenges to industrial growth in the third quarter of 2013 and expects only slight improvements in demand with pricing remaining relatively unchanged from second quarter levels. Additionally, third quarter business activity is typically negatively impacted by some seasonal slowness as compared to the second quarter. As a result, for the third quarter ending September 30, 2013, management currently expects GAAP earnings per diluted share to be in the range of $1.15 to $1.25.

Conference Call Details

A conference call and simultaneous webcast to discuss second quarter 2013 financial results and business outlook will be held today, July 25, 2013, at 11:00 a.m. Eastern / 8:00 a.m. Pacific. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (888) 267-2845 (U.S. and Canada) or (973) 413-6102 (International) approximately 10 minutes prior to the start time and use the conference entry code: 1799. Additionally, a live webcast of the call will be available on the Investor Information section of Reliance’s web site at www.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 1:30 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 8, 2013 by dialing (973) 528-0005 and entering the conference entry code: 1799. The webcast will remain posted on the Investor Information section of Reliance’s web site at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 290 locations in 39 states and ten countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements, as defined under the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “projects,” “believes,” “estimates,” “forecasts” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in Reliance’s reports on file with the SEC. As a result, these statements speak only as of the date that they were made, and Reliance undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risks and uncertainties relating to Reliance and its business can be found in Reliance’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Income Statement Data:
Net sales	$2,448.3	$2,209.7	$4,473.6	$4,498.0
Gross profit[1]	621.6	569.4	1,150.4	1,147.2
Operating income	145.5	186.2	275.5	370.8
Pre-tax income	122.8	167.7	242.6	344.3
Net income attributable to Reliance	81.0	108.8	164.7	225.0
Diluted earnings per share attributable to Reliance shareholders	$1.05	$1.44	$2.13	$2.98
Weighted average shares outstanding – diluted	77,469,117	75,511,249	77,276,011	75,468,969
Gross profit margin[1]	25.4%	25.8%	25.7%	25.5%
Operating income margin	5.9%	8.4%	6.2%	8.2%
Pre-tax income margin	5.0%	7.6%	5.4%	7.7%
Net income margin - Reliance	3.3%	4.9%	3.7%	5.0%
Cash dividends per share	$0.30	$0.15	$0.60	$0.30

	June 30,	December 31,
	2013	2012*
Balance Sheet and Other Data:
Current assets	$2,932.5	$2,277.4
Working capital	2,155.7	1,699.2
Property, plant and equipment, net	1,586.3	1,240.7
Total assets	7,575.6	5,857.7
Current liabilities	776.8	578.2
Long-term debt	2,219.9	1,123.8
Total Reliance shareholders’ equity	3,713.5	3,558.4
Capital expenditures (year-to-date)	74.3	214.0
Cash provided by operations (year-to-date)	283.9	601.9
Net debt-to-total capital[2]	37.6%	23.8%
Return on Reliance shareholders’ equity[3]	9.6%	12.8%
Current ratio	3.8	3.9
Book value per share[4]	$48.29	$46.82

* Amounts were derived from audited financial statements.

________________________________________________________

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS
	June 30, 2013	December 31, 2012*
Current assets:
Cash and cash equivalents	$100.8	$97.6
Accounts receivable, less allowance for doubtful accounts of $22.9 at June 30, 2013 and $20.5 at December 31, 2012	1,143.5	807.7
Inventories	1,587.1	1,272.3
Prepaid expenses and other current assets	47.7	40.9
Income taxes receivable	17.6	28.4
Deferred income taxes	35.8	30.5
Total current assets	2,932.5	2,277.4
Property, plant and equipment:
Land	170.8	155.6
Buildings	947.7	725.1
Machinery and equipment	1,388.5	1,124.7
Accumulated depreciation	(920.7)	(764.7)
	1,586.3	1,240.7

Goodwill	1,658.8	1,314.6
Intangible assets, net	1,313.9	936.5
Cash surrender value of life insurance policies, net	38.6	45.2
Investments in unconsolidated entities	16.0	15.5
Other assets	29.5	27.8
Total assets	$7,575.6	$5,857.7

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$419.3	$255.6
Accrued expenses	97.4	87.4
Accrued compensation and retirement costs	98.6	112.8
Accrued insurance costs	46.9	38.8
Current maturities of long-term debt and short-term borrowings	114.6	83.6
Total current liabilities	776.8	578.2
Long-term debt	2,219.9	1,123.8
Long-term retirement costs	100.9	94.9
Other long-term liabilities	34.1	27.1
Deferred income taxes	721.1	466.3
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 76,920,713 at June 30, 2013 and 76,042,546 at December 31, 2012, stated capital	779.1	722.2
Retained earnings	2,955.6	2,837.7
Accumulated other comprehensive loss	(21.2)	(1.5)
Total Reliance shareholders’ equity	3,713.5	3,558.4
Noncontrolling interests	9.3	9.0
Total equity	3,722.8	3,567.4
Total liabilities and equity	$7,575.6	$5,857.7

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012

Net sales	$2,448.3	$2,209.7	$4,473.6	$4,498.0

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,826.7	1,640.3	3,323.2	3,350.8
Warehouse, delivery, selling, general and administrative	426.0	346.7	783.7	704.4
Depreciation and amortization	50.1	36.5	91.2	72.0
	2,302.8	2,023.5	4,198.1	4,127.2

Operating income	145.5	186.2	275.5	370.8

Other income (expense):
Interest	(22.1)	(15.0)	(35.2)	(29.5)
Other (expense) income, net	(0.6)	(3.5)	2.3	3.0
Income before income taxes	122.8	167.7	242.6	344.3
Income tax provision	40.9	57.5	76.2	116.2
Net income	81.9	110.2	166.4	228.1
Less: Net income attributable to noncontrolling interests	0.9	1.4	1.7	3.1
Net income attributable to Reliance	$81.0	$108.8	$164.7	$225.0

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.05	$1.44	$2.13	$2.98

Basic earnings per common share attributable to Reliance shareholders	$1.06	$1.45	$2.15	$3.00

Cash dividends per share	$0.30	$0.15	$0.60	$0.30

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net income	$166.4	$228.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	91.2	72.0
Deferred income tax provision (benefit)	0.6	(2.5)
Loss (gain) on sales of property, plant and equipment	1.0	(0.2)
Equity in earnings of unconsolidated entities	(0.9)	(1.1)
Dividends received from unconsolidated entities	0.4	0.6
Share-based compensation expense	14.5	11.5
Other	(0.5)	0.8
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(133.2)	(98.6)
Inventories	62.8	(183.4)
Prepaid expenses and other assets	11.3	8.8
Accounts payable and other liabilities	70.3	(14.8)
Net cash provided by operating activities	283.9	21.2

Investing activities:
Purchases of property, plant and equipment	(74.3)	(86.8)
Acquisitions, net of cash acquired	(794.7)	(82.3)
Proceeds from sales of property, plant and equipment	0.8	2.8
Net proceeds from redemptions of life insurance policies	6.9	0.7
Other	0.8	(1.7)
Net cash used in investing activities	(860.5)	(167.3)

Financing activities:
Net short-term debt repayments	(469.3)	(29.4)
Proceeds from long-term debt borrowings	2,257.9	458.0
Principal payments on long-term debt	(1,191.6)	(259.5)
Debt issuance costs	(10.3)	--
Payments to noncontrolling interest holders	(1.4)	(1.4)
Dividends paid	(46.0)	(22.5)
Tax (deficit) benefit from share-based compensation	(0.3)	0.2
Exercise of stock options	42.4	9.7
Net cash provided by financing activities	581.4	155.1
Effect of exchange rate changes on cash	(1.6)	--
Increase in cash and cash equivalents	3.2	9.0
Cash and cash equivalents at beginning of year	97.6	84.6
Cash and cash equivalents at end of period	$100.8	$93.6

Supplemental cash flow information:
Interest paid during the period	$29.9	$29.0
Income taxes paid during the period	$65.7	$142.4

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$529.9	$29.5

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)

	Net Income (loss)			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	March 31, 2013	June 30, 2012

Net income attributable to Reliance	$81.0	$83.7	$108.8	$1.05	$1.09	$1.44
Acquisition and related charges	9.3	3.1	—	.12	.04	—
Restructuring and other charges	1.0	—	—	.01	—	—
Income tax benefit, related to above items	(3.0)	(.1)	—	(.04)	(.01)	—
Net income attributable to Reliance, adjusted	$88.3	$86.7	$108.8	$1.14	$1.12	$1.44

Our presentation of adjusted net income and adjusted EPS over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future shareholders. The significant costs we have incurred relating to our recent acquisition of Metals USA and restructuring activity make comparisons of our operating results difficult to discern using GAAP measures.

  Acquisition and related charges in the six months ended June 30, 2013 period include direct costs incurred to complete our acquisition of Metals USA ($11.4 million) and charges incurred to modify our credit facility ($1.0 million).
  Restructuring and other charges relate to the consolidation of two of our metals service centers.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com
or
Addo Communications
(310) 829-5400